Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 191986) and S-8 (File Nos. 333-46454 and 333-138219) of TTM Technologies, Inc. of our report dated February 21, 2014 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Irvine, California

February 21, 2014